As filed with the Securities and Exchange Commission on April 3, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

Peabody Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-4004153
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Market Street

St. Louis, Missouri 63101-1826

(Address of Principal Executive Offices) (Zip Code)

Peabody Energy Corporation 2017 Incentive Plan

(Full title of the plan)

A. Verona Dorch

Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101-1826

(314) 342-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	14,092,376	$25.00	$352,309,400	$40,833

(1)	Represents shares of Common Stock, par value $0.01 per share (“Common Stock”), of Peabody Energy Corporation (the “Registrant”) issuable pursuant to the Peabody Energy Corporation 2017 Incentive Plan (the “Plan”) being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(2)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457 under the Securities Act, and based on the value attributed to the common stock in connection with the Registrant’s emergence from bankruptcy pursuant to its Plan of Reorganization.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 (Commission File No. 001-16463); and

(b)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-16463), filed on January 12, 2017; January 25, 2017 (only Item 5.02 and no exhibits); January 27, 2017 (only Item 1.01 and Exhibit 10.1); February 2, 2017 (only Item 8.01 and Exhibit 99.2); February 9, 2017; February 15, 2017; February 22, 2017; March 17, 2017 (only Items 1.01 and 5.02 and Exhibit 10.1) and March 20, 2017 (only Item 1.03 and Exhibits 2.1 and 2.2).

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Authorized Capital

The Registrant has the authority to issue a total of 450,000,000 shares of common stock (the “Common Stock”), par value $0.01 per share, 100,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000,000 shares are designated as Series A Convertible Preferred Stock (the “Preferred Stock”), and 50,000,000 shares of series common stock, par value $0.01 per share.

The Board of Directors of the Registrant (the “Board”) is granted authority to issue both preferred stock and series common stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares, any designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions attaching thereto.

The Registrant may not issue non-voting equity securities; provided, however, that such restriction shall (a) not apply beyond what is required under Section 1123(a)(6) of Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”), (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Registrant, and (c) in all events may be amended or eliminated in accordance with applicable law.

Preferred Stock

Series A Convertible Preferred Stock

The Registrant’s outstanding Preferred Stock accrues dividends at 8.5% per annum, payable semi-annually in PIK as additional shares of Preferred Stock. The Preferred Stock will also participate on an as-converted basis (giving effect to any accrued and unpaid dividends) in any dividend, distribution or payments to holders of Common Stock. If the Registrant liquidates, dissolves or winds up, whether voluntarily or involuntarily, the holders of Preferred Stock are granted $25.00 per share of Preferred Stock, plus any accrued but unpaid dividends through the date of liquidation. They may also participate on an as converted basis in any payments upon liquidation payable to the holders of Common Stock.

The Preferred Stock shall be convertible into Common Stock at any time, at the option of the holders at an initial conversion price based on a discount of 35% to the equity value assigned to the Common Stock by the Second Amended Joint Plan of Reorganization (as amended, the “Plan of Reorganization”) under the Bankruptcy Code filed in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) by the Registrant and a majority of the Registrant’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Registrant, the “Debtors”) and confirmed by the Bankruptcy Court on March 17, 2017 (subject to customary any-dilution adjustments, the “Conversion Price”). If at any time following the date on which the Debtors satisfy the conditions to effectiveness set forth in the Plan of Reorganization (the “Effective Date”), less than 25% of the total number of shares of Preferred Stock that were issued on the Effective Date remain outstanding, then the Company shall have the right, but not the obligation, to redeem all (but not less than all) of the remaining shares of Preferred Stock, following thirty days’ notice, at a redemption price equal to $25.00, payable in cash or shares of Common Stock at the Registrant’s election, subject to certain adjustments; provided that the Registrant shall not redeem any shares of Preferred Stock for cash during any time that any obligations under the Registrant’s senior secured term loan facility entered into on April 3, 2017 remain outstanding. At any time following the Effective Date, if holders of at least 66 2/3% of the Preferred Stock elect to convert, then all remaining outstanding Preferred Stock will automatically convert at the same time and on the same terms.

In addition, beginning on the Effective Date, each outstanding share of Preferred Stock shall automatically convert into a number of shares of Common Stock at the Conversion Price (such conversion, the “Mandatory Conversion”) if the volume weighted average price of the Common Stock exceeds 130% of the equity value assigned to the Common Stock by the Plan of Reorganization (the “Conversion Threshold”) for at least 45 trading days in a 60 consecutive trading day period, including each of the last 20 days in such 60 consecutive trading day period (such period, the “Mandatory Conversion Period”). Notwithstanding the foregoing, during the first 45 trading days after the Effective Date, a Mandatory Conversion will be deemed to have occurred if the volume weighted average price of Common Stock exceeds 150% of the equity value assigned to the Common Stock by the Plan of Reorganization for at least 10 trading days in a 20 consecutive day trading period, including each of the last 5 days of the 10 trading days when the threshold is achieved. Finally, if the Mandatory Conversion occurs within the first 36 months after the Effective Date, the Conversion Price applicable to such Mandatory Conversion shall also be adjusted to reflect the amount of preferred dividends that would otherwise have been payable within the first 36 months to the extent not already paid. At any time following the Effective Date, if holders of at least 66 2/3% of all outstanding Preferred Stock elect to convert the Preferred Stock held by them, then all remaining Preferred Stock then outstanding will convert at the same time and on the same terms.

Finally, the Preferred Stock shall automatically convert into shares of Common Stock immediately prior to the consummation of a Fundamental Change (as defined below) if either (1) at consummation of the Fundamental Change, the price of the Common Stock exceeds the Conversion Threshold, or (2) the consideration payable in the Fundamental Change per share of Common Stock exceeds the Conversion Threshold and is payable in cash.

For purposes of the Preferred Stock, the Registrant’s Certificate of Designation, attached to the Registrant’s Form of Fourth Amended and Restated Certificate of Incorporation (“Charter”) to become effective on the Effective Date, defines a Fundamental Change as a transaction in which the Company consolidates with, or merges with or into, or enters into any other business combination with, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its subsidiaries’ assets to any person, or any person consolidates or combines with, or merges with or into, Registrant, in which such consolidation, combination, or merger the outstanding voting capital stock of the Registrant is converted into or exchanged for cash, securities or other property; provided, however, for purposes of mandatory conversions, following such transaction the holders of Common Stock immediately prior to such transaction do not own more than 50% of the common equity of the company surviving such business combination transaction or to which such assets are transferred or do not own the common equity in the company surviving such business combination substantially in the same relative proportions as their respective interests in the Common Stock.

Upon any optional or mandatory conversion of the Preferred Stock that occurs on or prior to the three year anniversary of their initial issuance, holders of the Preferred Stock will be deemed to have (1) received dividends through the last payment of dividends prior to the conversion, including dividends received on prior dividends, to the extent accrued and not previously paid; and (2) dividends on the shares of Preferred Stock then outstanding and any shares deemed issued pursuant to the preceding clause accruing from the last dividend date preceding the date of the conversion through, but not including, the three year anniversary of their initial issuance, and all dividends on prior dividends. In respect of an optional or mandatory conversion occurring after the three year anniversary of their initial issuance, there shall be deemed to have been issued in respect of all shares of Preferred Stock at the time outstanding (1) dividends through the date of payment of the dividend immediately preceding the date of the conversion, including dividends on such dividends, to the extent accrued and not previously paid, and (2) dividends on (a) the shares of Preferred Stock at the time outstanding and (b) any shares of Preferred Stock deemed issued pursuant to the preceding clause (1) accruing from the date of payment of the dividend immediately preceding the conversion, through, but not including, the date of conversion and all dividends on such dividends.

There are no restrictions on the repurchase or redemption of the Preferred Stock while there is any arrearage in the payment of dividends.

The Preferred Stock votes with the Common Stock as a single class on an as-converted basis on all matters submitted to a vote of the holders of Common Stock with the exception of:

•	any increase in the authorized amount of the Preferred Stock;

•	the authorization of any class of equity ranking senior to or on par with the Preferred Stock;

•	any amendment to the terms of the Preferred Stock, which approval shall require the affirmative vote of 2/3 of the outstanding Preferred Stock;

•	any Fundamental Change requiring approval of the holders of Common Stock;

•	any liquidation or winding-up; and

•	authorization of dividends on Common Stock in excess of $100 million payable in any 12-month period.

On these matters, the holders of Preferred Stock are entitled to vote as a separate class with a majority vote required for approval.

Other Preferred Stock

As of the date hereof, no other series of preferred stock is outstanding. The Charter provides that the Board may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of the Registrant’s preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or the Registrant’s winding up in such amounts as are established by the resolutions of the Board approving the issuance of such shares.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of the Registrant’s voting stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

Series Common Stock

As of the date hereof, no series common stock is outstanding. The Charter provides that the Board may, by resolution, establish one or more classes or series of series common stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of the series common stock may be entitled to preferences over Common Stockholders and holders of preferred stock with respect to dividends, liquidation, dissolution, or the Registrant’s winding up in such amounts as are established by the resolutions of the Board approving the issuance of such shares.

The issuance of series common stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of the Registrant’s voting stock. In addition, issuance of series common stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

Voting Rights

Subject to the Preferred Stock voting rights described above, and any other voting rights granted to preferred stock or series common stock that may be outstanding from time to time, each share of Common Stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote for the Registrant’s stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise required in the Charter, the Registrant’s Form of Amended and Restated Bylaws (“Bylaws”) to become effective on the Effective Date, or by applicable law, the holders of voting stock shall vote together as one class on all matters submitted to a vote of stockholders generally. The Charter and Bylaws do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. However, in a contested election, a plurality of the votes shall be enough to elect a director. The holders of a majority of the Registrant’s voting stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business.

All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. The Registrant’s directors in place as of the Effective Date will be subject to reelection at the Registrant’s 2018 annual meeting.

The Board is authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting, subject to the power of the voting stock to adopt, amend, alter or repeal the Bylaws made by the Board. Notwithstanding anything in the Charter or Bylaws to the contrary, a vote of holders of 75% or more of the voting stock is required to adopt, amend, alter or repeal any provision inconsistent with the foregoing or the manner in which action may be taken by voting stock.

Dividend Rights

Subject to the Preferred Stock dividend rights described above, and any other dividend rights granted to preferred stock or series common stock that may be outstanding from time to time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock as may be declared thereon by the Board from time to time out of the assets or funds legally available. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of the Registrant’s property, or for such other purpose as the directors shall think conducive to the interests of the Registrant, and the directors may modify or abolish any such reserve in the manner in which it was created.

No Preemptive Rights

No holder of the Registrant’s capital stock has any preemptive right to subscribe for any shares of the Registrant’s capital stock issued in the future.

Liquidation Rights

The holders of Common Stock shall be entitled to share ratably in the net assets remaining after payment of all liquidation preferences to the Preferred Stock as described above, and any other liquidation rights granted to preferred stock or series common stock that may be outstanding from time to time.

Anti-Takeover Provisions of Charter, Bylaws and DGCL

Preferred Stock and Series Common Stock

See above under “Preferred Stock” and “Series Common Stock.”

Special Meetings of Stockholders

The Charter and Bylaws provide that special meetings of the stockholders may be called by the Registrant’s Chairman of the Board, Chief Executive Officer, President or the Board. A special meeting of stockholders shall also be called by the Registrant’s secretary upon the written request of stockholders entitled to cast at least 40% of all votes entitled to be cast at the special meeting.

Advance Notice of Stockholder Meetings

Notice of any annual or special meeting of stockholders, stating the place (if any), date and hour of the meeting shall be given to each stockholder entitled to notice of such meeting not less than ten nor more than sixty days before the date of such meeting.

Advance Notice for Nominations or Stockholder Proposals at Meetings

The Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or bring business before shareholders’ meetings.

Nominations of persons for election to the Board and the proposal of business at stockholder meetings may be made by (1) the Registrant, (2) the chairman of the Board, or (3) any stockholder entitled to vote and who makes the nomination or proposal pursuant to timely notice in proper written form to the Registrant’s secretary in compliance with the procedures set forth in the Bylaws. For a stockholder to nominate a candidate for director or to bring other business before a meeting, the Registrant must receive notice not less than 90 days nor more than 120 prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. Notice of a nomination for director must also include a description of various matters regarding the nominee and the shareholder giving notice, as set forth in the Bylaws.

In addition, the Bylaws permit a stockholder, or group of more than 20 stockholders meeting specified eligibility requirements, to include director nominees in the Registrant’s proxy materials for annual meetings. In order to be eligible, stockholders must have owned 3% or more of the Registrant’s outstanding Common Stock continuously for at least three years. Requests to include stockholder-nominated candidates in the Registrant’s proxy materials must be delivered to the Registrant within the time periods applicable to stockholder notices of nominations as described in the preceding paragraph. The maximum number of stockholder nominated candidates is the greater of two directors or the largest whole number that does not exceed 20% of the number of directors in office as of last day on which a notice under these provisions is delivered. The Bylaws provide a process to determine which candidates under these provisions exceed the maximum permitted number. Each stockholder seeking to include a director nominee in the Registrant’s proxy materials pursuant to these provisions is required to provide certain information, as set forth in the Bylaws. A stockholder nominee must also meet certain eligibility requirements, as set forth in the Bylaws.

At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the Bylaws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the Bylaws.

Action by Written Consent

The Charter does not allow for action by written consent by stockholders.

Directors

The Board shall consist of at least three members and no more than 15, and may be fixed from time to time by a resolution adopted by the Board or by the stockholders. As of April 3, 2017, the Board has nine members. Directors need not be stockholders but are subject to certain share ownership requirements as described in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016.

Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of the Registrant’s voting stock.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and Bylaws provide for indemnification of officers and directors of the Registrant and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Registrant may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability, or loss, including liability under the securities laws. In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Registrant or any of its subsidiaries. The Registrant is obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Transfer Agent and Registrar

The transfer agent for the Registrant’s securities is American Stock Transfer & Trust Company.

Listing of the Common Stock

The Common Stock has been approved for listing on the NYSE under the symbol “BTU.”

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Article Sixth of the Registrant’s Third Amended and Restated Certificate of Incorporation (as amended) (the “Current Charter”), and Article Seventh of the Charter to become effective upon the Effective Date, and Article IV of the Registrant’s Amended and Restated By-laws (the “Current Bylaws”), and Article IV of the Bylaws to become effective upon the Effective Date, require indemnification to the fullest extent permitted by Delaware law. The Current Charter, as well as the Charter to become effective upon the Effective Date, require indemnification and the advancement of expenses incurred by officers or directors in relation to any action, suit or proceeding.

Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Sixth of the Current Charter, or Article Seventh of the New Form Charter to become effective upon the date on which the Debtors emerge from the Chapter 11 Cases, includes such a provision.

In connection with the Registrant’s existing indemnification procedures and policies and the rights provided for by its Current Charter and Current Bylaws, the Registrant has executed indemnification agreements with its directors and certain senior executive officers.

Pursuant to those agreements, to the fullest extent permitted by the laws of the State of Delaware, the Registrant has agreed to indemnify those persons against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnified person is or was or has agreed to serve at the Registrant’s request as a director, officer, employee or agent, or while serving as the Registrant’s director or officer, is or was serving or has agreed to serve at the Registrant’s request as a director, officer, employee or agent (which, for purposes of the indemnification agreements, includes a trustee, partner, manager or a position of similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification provided by these agreements is from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with the action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to the Registrant’s best interests, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnified person’s conduct was unlawful.

The Registrant has obtained officers’ and directors’ liability insurance which insures against liabilities that the Registrant’s officers and directors, in such capacities, may incur.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Third Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (Commission File No. 001-16463) and Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed October 6, 2015 (Commission File No. 001-16463)

4.2	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 16, 2015 (Commission File No. 001-16463)

4.3	Specimen of stock certificate representing the Registrant’s common stock, par value $0.01 per share (incorporated herein by reference to Exhibit 4.13 of the Registrant’s Form S-1 Registration Statement No. 333-55412 originally filed with the Commission on February 12, 2001)

4.4	Form of Fourth Amended and Restated Certificate of Incorporation of Peabody Energy Corporation, to become effective upon the date on which the Registrant and a majority of the Registrant’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (the “Debtors”) emerge from the cases filed by the Debtors on April 13, 2016 under Chapter 11 of Title 11 of the U.S. Code (the “Chapter 11 Cases”)

4.5	Form of Amended and Restated By-Laws of Peabody Energy Corporation to become effective upon the date on which the Debtors emerge from the Chapter 11 Cases

4.6	Peabody Energy Corporation 2017 Incentive Plan

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 3rd day of April 2017.

PEABODY ENERGY CORPORATION

By:	/s/ A. Verona Dorch
A. Verona Dorch Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

*	*
Glenn L. Kellow President, Chief Executive Officer and Director (principal executive officer)	Robert A. Malone Chairman of the Board

*	*
Amy B. Schwetz Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	William A. Coley Director

*	*
William E. James Director	Robert B. Karn III Director

*	*
H. E. Lentz Director	William C. Rusnack Director

*	*
Michael W. Sutherlin Director	John F. Turner Director

*	*
Sandra A. Van Trease Director	Heather A. Wilson Director

*	A. Verona Dorch, the undersigned attorney-in-fact, by signing her name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors of the Registrant pursuant to a power of attorney filed with the Securities and Exchange Commission.

April 3, 2017	By:	/s/ A. Verona Dorch
A. Verona Dorch, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Third Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (Commission File No. 001-16463) and Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed October 6, 2015 (Commission File No. 001-16463)

4.2	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 16, 2015 (Commission File No. 001-16463)

4.3	Specimen of stock certificate representing the Registrant’s common stock, par value $0.01 per share (incorporated herein by reference to Exhibit 4.13 of the Registrant’s Form S-1 Registration Statement No. 333-55412 originally filed with the Commission on February 12, 2001)

4.4	Form of Fourth Amended and Restated Certificate of Incorporation of Peabody Energy Corporation, to become effective upon the date on which the Registrant and a majority of the Registrant’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (the “Debtors”) emerge from the cases filed by the Debtors on April 13, 2016 under Chapter 11 of Title 11 of the U.S. Code (the “Chapter 11 Cases”)

4.5	Form of Amended and Restated By-Laws of Peabody Energy Corporation to become effective upon the date on which the Debtors emerge from the Chapter 11 Cases

4.6	Peabody Energy Corporation 2017 Incentive Plan

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney